Exhibit 11.1

                         STATEMENT REGARDING COMPUTATION
                              OF PER SHARE EARNINGS


Statement Regarding Computation of                         Year to Date
Per Share Earnings                                       ended March 31,
                                                   ----------------------------
                                                      1997              1996
                                                      ----              ----
Earnings per share:
  Weighted average shares outstanding                1,407,688        1,407,688
  Net income per share                             $       .29      $       .43

Primary earnings per share:
  Weighted average shares outstanding                1,407,688        1,407,688
  Dilutive warrants                                    463,235          463,235
  Dilutive stock options                                41,225           41,225
  Repurchased under treasury stock
     method(1)                                        (267,355)        (281,538)
                                                   -----------      -----------
  Weighted average common shares
     outstanding and common share
        equivalents                                  1,644,793        1,630,610
                                                   -----------      -----------

Net income                                         $   411,000      $   601,000
Imputed interest income under the
  treasury stock method (net of tax)                        --           17,248
                                                   -----------      -----------
Imputed net income                                     411,000          618,248
                                                   ===========      ===========
Net income per share                               $       .25      $       .38
                                                   ===========      ===========


(1) Dilutive warrants and options calculated up to 20% of total shares outstanding in the applicable periods.




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